Exhibit 99.1

News Release

McDermott Appoints David Dickson as Chief Operating Officer;

Dickson to Become President and CEO upon

Stephen Johnson’s Retirement in December 2013;

Gary P. Luquette Joins Board

HOUSTON—(BUSINESS WIRE)—October 17, 2013— McDermott International, Inc. (NYSE: MDR) announced today that Stephen M. Johnson will retire from his positions as Chairman of the Board, President and Chief Executive Officer and as a director of McDermott in December 2013 and that David Dickson has agreed to join McDermott and to succeed Mr. Johnson as President and Chief Executive Officer. Mr. Dickson has been appointed Executive Vice President and Chief Operating Officer, a position he will hold until December.

Mr. Dickson, age 45, has approximately 23 years of offshore oilfield engineering and construction business experience, including 11 years of experience with Technip S.A. and its subsidiaries. Since September 2008, he has been serving as President of Technip USA Inc., with oversight responsibilities for all of Technip’s North American operations.

Mr. Dickson will commence his employment with McDermott on October 31, 2013. He will initially serve as McDermott’s Chief Operating Officer, succeeding John T. McCormack, whose retirement from that position was previously announced. Mr. Dickson will succeed Mr. Johnson as President and Chief Executive Officer on or before December 16, 2013. Mr. Dickson will lead the previously announced search effort for a new chief operating officer. Concurrent with Mr. Dickson’s appointment as President and Chief Executive Officer, McDermott’s Board of Directors will elect him as a member of the Board.

The search for a successor President and Chief Executive Officer began in January of this year, as part of McDermott’s regular succession planning process and following Mr. Johnson’s expression of interest to retire by year-end. Mr. Johnson and Roger A. Brown, the Chairman of the Governance Committee of the Board, led the search effort for Mr. Johnson’s replacement. They were assisted by a nationally recognized executive search firm that has significant experience in the EPCI industry.

Mr. Johnson stated, “I am very pleased to turn over executive leadership of McDermott to such a highly qualified and experienced leader as David. I am confident that, with his depth of experience and breadth of knowledge relating to conventional offshore marine construction projects and subsea projects, David is the right person to lead the McDermott team in its business strategy, which is focused on providing the full range of engineering and construction services in key offshore oil and gas producing regions around the world. I am looking forward to working closely with him to ensure an orderly transition.”

Mr. Dickson stated, “I am honored and excited to be joining McDermott, with its unparalleled history of developing complex offshore oil and gas projects worldwide, very talented management team and dedicated employees. There is significant value in McDermott’s operations and reputation for delivering on complex projects. I look forward to working with the McDermott team to capitalize on that value for our shareholders in the years ahead.”

McDermott also announced today that Gary P. Luquette has been appointed to its Board of Directors, effective October 18, 2013. Mr. Luquette will serve on the Compensation and Finance Committees of the Board of Directors.

Mr. Luquette, age 57, retired from his position as President, Chevron North America Exploration and Production, a unit of Chevron Corporation, in September 2013, following 35 years of service with Chevron. He held that position since 2006, and his duties included serving on Chevron’s upstream executive leadership team. Previously, he held key exploration and production positions with Chevron in Europe, California, Indonesia and Louisiana.

“We are pleased to welcome Gary to McDermott’s Board of Directors,” said Mr. Johnson. “His managerial and operational experience in the global energy industry will be very helpful to us. We should especially benefit from his upstream customer perspective and his experience and understanding of the subsea sector. The Board looks forward to working with Gary and to his future contributions.”

About McDermott

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, McDermott delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national, major integrated and other energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, McDermott’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include statements about: the timing of the actions described; the search effort for a new Chief Operating Officer; Mr. Dickson’s qualifications to lead the McDermott team; ensuring an orderly transition; and capitalizing on the value of McDermott’s operations and reputation. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to various uncertainties. This news release reflects expectations as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Source: McDermott International, Inc.

McDermott International, Inc.

Investors, Analysts and Financial Media:

Steven D. Oldham, 281-870-5147

Vice President, Treasurer and Investor Relations

soldham@mcdermott.com

or

Trade and General Media:

Louise Denly, 281-870-5025

Director, Corporate Communications

ldenly@mcdermott.com